Exhibit 19
M/I HOMES, INC.
INSIDER TRADING POLICY
Purpose
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of M/I Homes, Inc. (together with its subsidiaries, the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (1) trading in securities of that company; or (2) providing material nonpublic information to other persons who may trade on the basis of that information.
Persons Subject to the Policy
This Policy applies to all of the Company’s directors, officers and employees. The Company may also determine that other persons should be subject to this Policy, such as consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.
Transactions Subject to the Policy
This Policy applies to transactions in any of the Company’s securities (collectively “Company Securities”), including the Company’s common shares, options to purchase common shares, preferred shares, senior notes or any other type of securities that the Company may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.
Individual Responsibility
Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below.
Administration of the Policy
The Company’s Chief Legal Officer will serve as the Compliance Officer for the purposes of this Policy, and in her absence, the Chief Financial Officer or another employee designated by the

Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.
Statement of Policy
No director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities:
1.    Engage in any transaction in Company Securities, except as otherwise specified in this Policy;
2.    Recommend the purchase or sale of any Company Securities;
3.    Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized disclosure of information regarding the Company; or
4.    Assist anyone engaged in the above activities.
In addition, no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, may trade in that other company’s securities until the information becomes public or is no longer material.
There are no exceptions to this Policy, except as specifically noted in this Policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or small transactions are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Definition of Material Nonpublic Information
Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Information that could reasonably be expected to affect a company’s stock price, whether positively or negatively, should also be considered material. There is no bright-line standard for assessing materiality. Rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•    actual financial results or projections of future financial results (e.g., earnings, losses, other financial performance or conditions, or other guidance);
•    a significant change in customer traffic, pricing, sales, cancellations, or deliveries;
•    a pending or proposed merger, acquisition, disposition, or joint venture;
•    a pending or proposed significant purchase or sale of assets (e.g., land);
•    a change in dividend policy, the declaration of a stock split, an offering of additional securities, a tender offer, a repurchase program, or a restructuring;
•    a financing transaction not in the ordinary course;
•    a change in management;
•    a change in auditors or notification that the auditor’s reports may no longer be relied upon;
•    development of a significant new product or product defect;
•a significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
•    pending or threatened litigation or the resolution of such litigation, or a governmental investigation; and
•    impending bankruptcy or the existence of severe liquidity problems.
When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information is generally considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” a newswire service, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website or a document filed with the SEC.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information is presumed not to be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, the Company were to make an announcement before the stock market opens on a Monday, you should not trade in Company Securities until Wednesday.

Depending on the particular circumstances, the Company may determine that a longer or shorter period will apply to the release of specific material nonpublic information.
Transactions by Family Members and Others
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively, “Family Members”). You are responsible for the transactions of your Family Members and, therefore, should make them aware of the need to confer with you before they trade in Company Securities. You should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.
Transactions by Entities that You Influence or Control
This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively, “Controlled Entities”). Transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
Transactions Under Company Plans
This Policy does not apply in the case of the following transactions, except as specifically noted:
Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to the Company’s equity compensation plans. This Policy does apply, however, to any sale of Company Securities acquired upon exercise of an option, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. This Policy also does not apply to Company Securities acquired in connection with the settlement of outstanding stock units acquired pursuant to the Company’s equity compensation plans, but does apply to any sale of Company Securities so acquired.
401(k) Plan and Deferred Compensation Plans. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the 401(k) plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (1) an election to allocate a percentage of your periodic contributions to the Company stock fund or to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (2) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (3) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (4) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. This Policy also does not apply to purchases of Company Securities pursuant to the Company’s deferred compensation plans. The Policy does apply, however, to your elections to participate in a deferred compensation plan for any enrollment period and to your sales of Company Securities acquired under the Company’s deferred compensation plans.
Transactions Not Involving a Purchase or Sale
Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the director, officer or employee is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a “Blackout Period.” Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
Special and Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, it is the Company’s policy that any persons subject to this Policy may not engage in any of the following transactions:
Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).
Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that Company Securities will decline in value and, therefore, have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and is focused on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and, as a result, the broker could execute a transaction when a director, officer or employee is in possession of material nonpublic information. The Company therefore prohibits placing standing or limit orders on Company Securities, unless approved by the Compliance Officer.
Additional Procedures
The Company has established additional procedures to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures apply only to those individuals described below.
Pre-Clearance Procedures. The Pre-Clearance Persons (as defined below), as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least one business day in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance. If a person seeks pre-clearance and permission to engage in the transaction is denied, then such person must refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. If the requestor is a Section 16 Reporting Person (as defined below) the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with Rule 144 under the Securities Act of 1933 and file a Form 144, if necessary.
A Pre-Clearance Person must effect any approved transaction within five business days of the Company’s approval of the pre-clearance request, unless the Compliance Officer grants an exception to such period. Transactions not effected within the required period must be reapproved in accordance with the pre-clearance requirements.
For purposes of this Policy, (1) a Pre-Clearance Person means any person designated by the Compliance Officer as a Pre-Clearance Person as specified on Schedule 1, attached hereto and made a part hereof, which Schedule 1 may be amended from time-to-time by the Compliance Officer and (2) a Section 16 Reporting Person means any person designated by the Compliance Officer as a Section 16 Reporting Person as specified on Schedule 2, attached hereto and made a part hereof, which Schedule 2 may be amended from time-to-time by the Compliance Officer.
Quarterly Trading Restrictions. The Window Period Persons (as defined below), as well as their Family Members and Controlled Entities, may not conduct any transactions involving Company Securities (other than as specified by this Policy), during a “Blackout Period” beginning 14 days prior to the end of each fiscal quarter and continuing through the second business day following the public release of the Company’s earnings results for that quarter.
For purposes of this Policy, a Window Period Person means any person designated by the Compliance Officer as a Window Period Person as specified on Schedule 3, attached hereto and made a part hereof, which Schedule 3 may be amended from time-to-time by the Compliance Officer.
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few Window Period Persons. So long as the event remains material and nonpublic, those Window Period Persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated Window Period Persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these Window Period Persons that they may not trade in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company, and should not be communicated to any other person.

Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale” (although the pre-clearance requirements set forth above apply to all transactions by the Pre-Clearance Persons). Further, the pre-clearance requirements, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans, described under the heading “Rule 10b5-1 Plans.”
Our Broker Interface Procedures
The reporting of transactions under Section 16(a) of the Exchange Act requires a close interface with brokers handling transactions for our Section 16 Reporting Persons. A knowledgeable, alert broker can act as a gatekeeper and help to ensure compliance with our pre-clearance procedures and prevent inadvertent violations.
As a result, each Section 16 Reporting Person and his or her broker must:
1.Not enter any order (except for orders under pre-approved Rule 10b5-1 Plans) without:
(a)First verifying with the Compliance Officer that the transaction was pre-cleared;
and

(b)Complying with the brokerage firm’s compliance procedures
(e.g., Rule 144).

2.Report immediately to the Compliance Officer in writing (via e-mail) the details of every transaction involving Company Securities, including gifts, transfers, pledges and all Rule 10b5-1 Plan transactions.

Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval five business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan is required.
Post-Termination Transactions
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.
Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities. Punishment for insider trading violations is severe, and can include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including termination of employment, whether or not the employee’s failure to comply results in a violation of law.
Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at (614) 418-8014 or by e-mail at skrohne@mihomes.com.

Schedule 1
Pre-Clearance Persons
1. All members of the Board of Directors
2. Chief Executive Officer and President
3. Executive Vice President and Chief Financial Officer
4. Senior Vice President, Chief Legal Officer and Secretary
5. All Region Presidents
6. Vice President, Chief Accounting Officer and Controller
7. Vice President, Chief Human Resources Officer
8. Vice President, Treasurer
9. Vice President, Homebuilding Finance
10. Chief Executive Officer and President—M/I Financial, LLC
11. Such other persons designated as Pre-Clearance Persons by the Compliance Officer

Schedule 2
Section 16 Reporting Persons
1. All members of the Board of Directors
2. Chief Executive Officer and President
3. Executive Vice President and Chief Financial Officer
4. Senior Vice President, Chief Legal Officer and Secretary
5. Vice President, Chief Accounting Officer and Controller
6. Such other persons designated as Section 16 Persons by the Compliance Officer

Schedule 3
Window Period Persons
1. All members of the Board of Directors
2. Chief Executive Officer and President
3. Executive Vice President and Chief Financial Officer
4. Senior Vice President, Chief Legal Officer and Secretary
5. All Region Presidents
6. All Area Presidents
7. Vice President, Chief Accounting Officer and Controller
8. Vice President, Chief Human Resources Officer
9. Vice President, Treasurer
10. Vice President, Homebuilding Finance
11. Vice President, Chief Marketing Officer
12. Vice President, Chief Information Officer
13. Vice President, Chief Product Architect
14. Chief Executive Officer and President—M/I Financial, LLC
15. Such other persons designated as Window Period Persons by the Compliance Officer